                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           GTECH HOLDINGS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO

                           GTECH HOLDINGS CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER 9, 1996

                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of GTECH Holdings Corporation (the "Company") will be held at 8:00 o'clock a.m. on September 9, 1996, at the New York Marriott World Trade Center, 3 World Trade Center, New York, New York, for the following purposes:

     1. To elect three directors to serve for a three-year term and one director to serve for a one-year term;

     2. To vote on a proposal to amend the Company's 1994 Stock Option Plan, to increase the number of shares authorized for issuance under the Plan;

     3. To vote on a proposal to approve the Company's 1996 Non-Employee Directors' Stock Option Plan; and

     4. To transact such other business as may properly come before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on August 5, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Returning your proxy card does not deprive you of your right to attend the Meeting and vote your shares in person.

                                           By order of the Board of Directors,

                                           Cynthia A. Nebergall, Secretary

August 6, 1996

                           GTECH HOLDINGS CORPORATION
                               55 TECHNOLOGY WAY
                            WEST GREENWICH, RI 02817

                                PROXY STATEMENT

     This proxy statement, which is being sent to shareholders on or about August 9, 1996, is furnished in connection with the solicitation of proxies by the Board of Directors of GTECH Holdings Corporation (the "Company") for use at the forthcoming Annual Meeting of Shareholders to be held on September 9, 1996 (the "Meeting"), and at any adjournments thereof.

     At the close of business on August 5, 1996, the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting, there were outstanding an aggregate of 43,067,587 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the Company's only class of securities entitled to vote at the Meeting.

VOTING AND REVOCABILITY OF PROXIES

     Each share of Common Stock is entitled to one vote on all matters to come before the Meeting. In the election of directors, assuming a quorum is present, the four nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for approval of Proposal 2 and Proposal 3, assuming that the total vote cast with respect to each such Proposal represents a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. If a proxy is marked as "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by such proxy will not be voted on such matter. Abstentions on Proposal 2 or Proposal 3 will be included within the number of shares present at the Meeting and entitled to vote for purposes of determining whether such matters have been authorized, but broker and other Specified Non-Votes will not be so included.

     Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the four nominees for director, as provided under "Election of Directors" below; FOR approval of the amendment to the Company's 1994 Stock Option Plan, as provided in Proposal 2 below; FOR approval of the Company's 1996 Non-Employee Directors' Stock Option Plan, as provided in Proposal 3 below; and, to the extent permitted by applicable rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments.

                           1.  ELECTION OF DIRECTORS

     The Certificate of Incorporation and the By-laws of the Company provide that the number of directors shall be nine, to be divided into three classes as nearly equal in number as possible. At the Meeting three directors will be elected for a three-year term and one director will be elected for a one-year term. As described in "Voting Agreements and Related Matters" below, the Board of Directors has nominated, and recommends the election of, the following three persons to serve as directors of the Company until the 1999 Annual Meeting, and until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office:

                                Victor Markowicz
                              William Y. O'Connor
                                  Anthony Ruys

     In addition, the Board of Directors has nominated and recommends the election of the following person (see "Voting Agreements and Related Matters" below) to serve as a director of the Company until the 1997 Annual Meeting and until his successor is elected and has qualified, subject to earlier death, resignation or removal from office:

                                 Carl H. Freyer

     Messrs. Markowicz, O'Connor and Freyer presently are serving as directors of the Company.

     Although the Board of Directors has no reason to believe any of the nominees will be unable to serve, if such should occur, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than four directors.

     The following table sets forth, as of August 1, 1996, certain information with respect to each of the above nominees for election as a director at the Meeting and each director whose term of office will continue after the Meeting:

NOMINEES FOR ELECTION AT THE MEETING:

                                                                                        PRESENT
                                                                         DIRECTOR        TERM
                     NAME, AGE AND OCCUPATION (1)                         SINCE         EXPIRES
- -----------------------------------------------------------------------  --------       -------
Victor Markowicz, 52...................................................    1980           1996
  Co-Chairman and Member of the Executive Operating Committee of the
  Company. Mr. Markowicz was a co-founder of GTECH Corporation (the
  Company's Chief operating subsidiary) and served as Vice Chairman from 1987 to 1990, Senior Vice President from 1988 to 1989 and
  Executive Vice President and Secretary from 1981 to 1988.
William Y. O'Connor, 52................................................    1995           1996(2)
  President, Chief Operating Officer and Member of the Executive
  Operating Committee of the Company since December 1994. Previously,
  Mr. O'Connor was the President and Chief Executive Officer of Ascom
  Timeplex, a telecommunications company, from 1992 to 1994, and prior to this was Corporate Senior Vice President and President of the
  Broadband Communications Group of Scientific Atlanta, Inc. from 1987 to 1992.
Anthony Ruys, 49.......................................................        (3)            (3)
  A member of the Executive Board of Heineken N.V., a Netherlands-based brewer, since 1993. He served in increasingly senior positions within the Unilever Group, a Netherlands and U.K.-based consumer goods conglomerate, from 1974 to 1993.
Carl H. Freyer, 57.....................................................    1990(4)        1997(5)
  President of the investment management firms of Freyer Corporation and Freyer Capital Management, and Vice President of the investment management firm of Caribbean Basin Capital Consultants, Inc. since its organization in February 1992.
DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING:
Guy B. Snowden, 50.....................................................    1980           1998
  Co-Chairman, Chief Executive Officer and Member of the Executive
  Operating Committee of the Company. Mr. Snowden was a co-founder of
  GTECH Corporation and has been its Chief Executive Officer since its inception in 1980. He served as Chairman from 1987 to 1990 and was
  President from 1981 to 1987 and 1989 through December 1994. Mr.
  Snowden is a director of Bugaboo Creek Steak House, Inc.

                                                                                        PRESENT
                                                                         DIRECTOR        TERM
                     NAME, AGE AND OCCUPATION (1)                         SINCE         EXPIRES
- -----------------------------------------------------------------------  --------       -------
Robert M. Dewey, Jr., 65...............................................    1995           1998
  Chairman of Autranet, Inc., a wholly-owned subsidiary of Donaldson,
  Lufkin & Jenrette, Inc. ("DLJ"), an investment banking firm. Mr.
  Dewey was Managing Director, Institutional Equities Division, of
  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), a
  subsidiary of DLJ from 1983 through 1995.
Burnett W. Donoho, 57..................................................    1992(6)        1997
  Self-employed Retail Consultant since December 1994. Previously, Mr.
  Donoho was the Vice Chairman and Chief Operating Officer of Macy's
  East, a division of R. H. Macy & Co., Inc., a department store chain, from July 1992 until December 1994; Mr. Donoho was a member of Ernst
  & Young's Great Lakes Management Consulting Group from June 1991 to
  June 1992; consultant to and superintendent of the Chicago Public
  Schools from November 1990 to May 1991; and President of Marshall
  Field and Co., a department store chain, from 1984 to June 1990. In
  January 1992, R. H. Macy & Co., Inc. filed a petition for protection under Chapter 11 of the Federal bankruptcy laws. Mr. Donoho is also a director of OfficeMax, Inc.
The Rt. Hon. Lord Moore of Lower Marsh, P.C., 58.......................    1992           1998
  European Chairman and a director of The Monitor Company, a strategic consulting company, since October 1990. Previously, Lord Moore held various ministerial posts in the Government of the United Kingdom, most recently as Secretary of State for Social Security from July
  1988 to July 1989 and as Secretary of State for Health and Social
  Security from 1987 to 1988. Lord Moore is also the Chairman and a director of Credit Suisse Investment Management Group Limited, Credit
  Suisse Investment Management Limited and Credit Suisse Asset
  Management Ltd.; a director of BEA Associates, Inc., Blue Circle
  Industries plc, C S First Boston Australia Investment Management
  Limited, Marvin & Palmer Inc., Rolls-Royce plc, The Central European
  Growth Fund plc and Camelot Holdings Limited; a member of the supervisory board of ITT Automotive Europe Gmbh; and the President of
  Energy Saving Trust Ltd., a not-for-profit energy conservation organization.

- ---------------
(1) Except as otherwise noted, the named individuals have had the occupations indicated (other than directorships) for at least five years. The indicated employment and directorship histories with the Company for periods prior to the acquisition of GTECH Corporation by the Company in February 1990 refer to positions held with GTECH Corporation. The Company was formed in 1989 for the purpose of making the acquisition.

(2) Mr. O'Connor, who had been elected at the 1995 Annual Meeting to serve as a director until the 1997 Annual Meeting, has been redesignated by the Board of Directors to the class of directors whose terms expire at the time of the Meeting in order to fill a vacancy recently created in this class. Mr. O'Connor's redesignation to this class is conditional upon his election at the Meeting to the class of directors whose terms expire at the 1999 Annual Meeting. If Mr. O'Connor is not so elected, he will remain a member of the class of directors whose terms expire at the 1997 Annual Meeting. See "Voting Agreements and Related Matters" below.

(3) Has not previously served as a director of the Company.

(4) Mr. Freyer was a director of GTECH Corporation from 1983 to February 1990 and was elected a director of the Company in May 1990.

(5) Mr. Freyer, whose term was to expire at the Meeting, was appointed by the Board of Directors to the class of directors whose terms expire at the time of the 1997 Annual Meeting in order to fill a vacancy created in this class by the recent resignation of Joel J. Cohen. Mr. Freyer's appointment to this class is conditional upon his election at the Meeting as a director to the class whose terms expire at the 1997 Annual Meeting. If Mr. Freyer is not so elected, his term will expire at the Meeting. See "Voting Agreements and Related Matters" below.

(6) Mr. Donoho was a director of the Company from May 1990 to June 1991 and was again elected a director of the Company in October 1992.

VOTING AGREEMENTS AND RELATED MATTERS

     The Company and certain of its stockholders entered into a Stockholders Agreement dated as of July 20, 1992, as amended (the "Stockholders Agreement"), providing, among other things, for the nomination of and voting for directors of the Company. The principal parties to these provisions were: (i) DLJ Capital Corporation ("DLJCC"), a subsidiary of DLJ, and related persons (other than the employees or former employees of DLJSC); (ii) Messrs. Snowden, Markowicz and the certain other members of management of the Company (collectively, the "Management Investors"); and (iii) Norwest Bank Fort Wayne, N.A. (formerly known as Lincoln National Bank and Trust Company of Fort Wayne), as trustee (the "Voting Trustee") under the Second Amended and Restated Voting Trust Agreement, dated as of July 29, 1992 (the "Voting Trust Agreement"), pursuant to which DLJCC and related persons deposited all of their shares of Common Stock in excess of 5% of the Company's outstanding Common Stock.

     The Voting Trustee had the sole power and discretion to act as and to exercise the rights and powers of a shareholder with respect to the shares in the Voting Trust, except that DLJCC and related persons were entitled to receive dividends, distributions and payments in respect of their shares of Common Stock held by the Voting Trustee, if and when the same were paid by the Company (except that shares of Common Stock issued as a dividend, distribution or other payment of the shares held by the Voting Trustee were also to be subject to the Voting Trust Agreement).

     The applicable voting provisions of the Stockholders Agreement required that each of the parties subject to such provisions who held shares of voting stock of the Company vote for the election to the Board of Directors of the Company of the following individuals: (i) three individuals nominated by DLJCC;
(ii) three individuals nominated from among and by the Management Investors;
(iii) one individual nominated by the Voting Trustee; and (iv) two individuals who are not affiliated with any of the current principal stockholders.

     The obligations described above of each such party to vote for the nominees of another party were to terminate once such nominating party's ownership of Common Stock dropped below a certain level. The right of DLJCC, the Voting Trustee and the Management Investors to nominate individuals as directors were to cease: (a) in the case of each of DLJCC and the Voting Trustee, once DLJCC and its affiliates and the Voting Trustee collectively held less than 5% of the outstanding Common Stock and (b) in the case of Management Investors, once the Management Investors as a group owned less than 5% of the Common Stock. In addition, the obligations of DLJCC, the Voting Trustee and the Management Investors and certain related parties to vote for the Nominees of another party were to terminate once: (1) in the case of DLJCC Nominees or a Voting Trustee Nominee, the aggregate number of shares of Common Stock held by DLJCC and its affiliates and the Voting Trustee became less than approximately 3,607,000 or
(2) in the case of the Management Investor Nominees, the aggregate number of shares of Common Stock held collectively by the Management Investors became less than one-third (approximately 3,000,000) of the aggregate number of shares originally purchased by them from the Company or earned under certain of the Company's stock award plans.

     Pursuant to the Stockholders Agreement, the present directors were nominated as follows: Messrs. Dewey and Carl B. Menges by DLJCC; Messrs. Snowden, Markowicz and O'Connor by the Management Investors; and Mr. Freyer by the Voting Trustee. Mr. Donoho and Lord Moore were selected by the Board as the Independent Nominees not affiliated with the Company's current principal shareholders.

     In June 1996, DLJCC and related persons and certain Management Investors consummated an underwritten public offering of 10,786,957 shares of Common Stock of the Company. In this offering, DLJCC and related persons sold a total of 9,207,802 shares of Common Stock, representing approximately 21.4% of the outstanding shares of Common Stock of the Company, and Management Investors, principally Messrs. Snowden and Markowicz and related trusts, sold a total of 1,579,155 shares of Common Stock, representing approximately 3.7% of the outstanding shares of Common Stock of the Company. As a result of this offering, the Voting Trust Agreement and the voting provisions of the Stockholders Agreement described above terminated.

     Following the offering, Joel J. Cohen, a director nominated by DLJCC who had served as a director since 1992 and whose term was scheduled to expire in 1997, resigned as director of the Company. Carl B. Menges, a director also nominated by DLJCC, indicated his intention not to stand for reelection when his term expired at the time of the Meeting.

     The Board appointed a Nominating Committee consisting of Messrs. Snowden and Donoho and Lord Moore to advise the Board respecting the composition of the Board of Directors in light of the developments described above. Based upon recommendations of the Nominating Committee, the Board recently took action (i) subject to his election at the Meeting, to appoint Mr. Freyer, formerly a director whose term was to expire at the time of the Meeting, to fill the vacancy created by the resignation of Mr. Cohen and (ii) subject to his election at the Meeting, to redesignate Mr. O'Connor, formerly a director whose term was to expire at the time of the 1997 Annual Meeting, to fill the vacancy in the class of directors whose term was to expire at the time of the Meeting created by the appointment of Mr. Freyer to the class of 1997. The Nominating Committee also recommended to the Board of Directors that the Board approve Mr. Anthony Ruys, an individual who has not previously served as director, as a nominee for election at the Meeting. The Nominating Committee is currently considering nominees to fill the vacancy in the Board of Directors that will remain after the Meeting.

     Messrs. Markowicz, O'Connor, Ruys and Freyer have been approved by the Board as the Board's nominees for election.

INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

     The Board of Directors held five formal meetings during fiscal 1996, and also conferred informally and took formal action by unanimous written consent on a number of additional occasions. The Board has an Audit Committee and a Compensation (Stock Award) Committee. In addition, after the close of fiscal 1996, the Board appointed a Nominating Committee. The Audit Committee's present members are Messrs. Donoho and Freyer and Lord Moore. In addition, Mr. Cohen, who recently resigned from the Board, was a member of the Audit Committee during all of fiscal 1996. The Audit Committee makes recommendations to the Board of Directors concerning the engagement and retention of the Company's independent auditors and reviews with the Company's management and financial personnel and with the Company's independent auditors the results of the independent auditors' auditing engagement, the adequacy of the Company's system of internal controls, and matters relating to the Company's financial statements. The Audit Committee held two formal meetings during fiscal 1996. The Compensation Committee's current members are Messrs. Freyer and Donoho. Mr. Donoho was appointed to the Compensation Committee to fill the vacancy created by the recent resignation of Mr. Cohen, who was a member of the Compensation Committee during all of fiscal 1996. The Compensation Committee is responsible for granting awards from time-to-time pursuant to the Company's stock benefit plans and is authorized to review specific executive compensation arrangements referred to it and to recommend policies respecting the compensation of executive officers of the Company generally. The Compensation Committee did not hold any formal meetings during fiscal 1996 but had several informal meetings and took formal action by unanimous consent on a number of occasions. After the close of fiscal 1996, the Board appointed a Nominating Committee consisting of Messrs. Snowden and Donoho and Lord Moore. The Nominating Committee makes recommendations to the Board concerning qualified candidates for election as directors. The Nominating Committee has no formal procedure for considering potential candidates recommended by shareholders.

     During fiscal 1996, all directors attended in person or by conference telephone at least 75% of the total number of formal meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     During fiscal 1996, directors who were not employees of the Company or of DLJCC and its affiliates received annual directors' fees of $20,000, plus $750 per day (other than for a day on which there was a meeting of the Board) for attending committee or other meetings or functions relating to Company business, plus $750 per day (other than a day for which such director received the aforementioned $750 per diem) for any day during which such director was required to spend more than five hours in connection with certain administrative matters relating to the Company's business.

     The Board of Directors currently is considering increasing the annual directors' fee paid to non-employee directors from $20,000 to $30,000 and increasing the per diem fees paid to them from $750 to $1,000.

     Mr. Donoho and Lord Moore participate in the Company's 1992 Outside Directors' Director Stock Unit Plan (the "DSU Plan"). Under the DSU Plan, Mr. Donoho and Lord Moore were automatically granted, respectively, 3,000 and 4,500 Director Stock Units ("DSUs") upon their election to the Board in 1992. Mr. Donoho and Lord Moore were automatically granted additional grants of, respectively, 4,500 and 3,000 DSUs upon their reelection to serve additional three-year terms as director at, respectively, the 1994 and 1995 Annual Meeting. Each DSU essentially vests at the end of the term with respect to which it was granted and, upon vesting, entitles the director to one share of Common Stock, subject to adjustment. Mr. Donoho's initial 3,000 share grant vested at the time of the 1994 Meeting, and Lord Moore's initial 4,500 share grant vested at the time of the 1995 Meeting, in each case upon the expiration of their respective initial terms as director. No director may receive grants of more than an aggregate of 7,500 DSUs under the DSU Plan, subject to adjustment. The DSU Plan requires that the Company make cash tax offset payments (each, a "Tax Offset Payment") to each director receiving a grant under the DSU Plan equal to the amount necessary to pay essentially all of the director's taxes, at the highest applicable rate, relating to such grant.

     See Item 3. "1996 Non-Employee Directors' Stock Option Plan" and "Additional Information" herein for additional information concerning the Company's directors, principal shareholders and related persons.

            2.  APPROVAL OF AMENDMENT TO THE 1994 STOCK OPTION PLAN

     At the Meeting, the shareholders also will be asked to approve an amendment to the Company's 1994 Stock Option Plan (the "1994 Plan") to increase the number of shares authorized for issuance under the 1994 Plan. The 1994 Plan was originally adopted by the Company's Board of Directors in May 1994, and approved by the shareholders of the Company at the Annual Meeting in July 1994. In 1995, the Board of Directors unanimously amended the 1994 Plan, and the shareholders of the Company approved such amendment at the Annual Meeting in July 1995, so as to increase the number of shares of Common Stock ("Shares") authorized for issuance under the Plan from 850,000 Shares to 1,650,000 Shares.

     In August 1996, the Board of Directors unanimously further amended the 1994 Plan, subject to shareholder approval, so as to increase the number of Shares authorized for issuance under the 1994 Plan by an additional 150,000 Shares (from 1,650,000 Shares to 1,800,000 Shares). The Board of Directors believes that this increase in the number of Shares covered by the 1994 Plan is necessary in order for the Plan to continue to fulfill its purpose of assisting the Company in attracting and retaining officers and other key employees, motivating them to increase shareholder value and enabling them to participate in the value which has been created and to have a mutuality of interests with other shareholders.

     As of August 1, 1996, of the 1,650,000 Shares authorized for issuance under the 1994 Plan, as amended, 1,373,500 Shares were subject to outstanding options, and 57,500 Shares had been issued upon the exercise of options, leaving only 219,000 Shares available for the grant of future options. Of the 1,373,500 Shares which were subject to outstanding options under the 1994 Plan as of August 1, 1996, the Company's current executive officers had been granted options with respect to a total of 662,000 Shares. Included within this are a total of 512,000 options granted to Mr. O'Connor (a director, a nominee for director and one of the Company's four most highly compensated executive officers with respect to 1996) pursuant to an Employment Agreement entered into in October 1994, including 300,000 options granted in fiscal 1996, and 100,000 options granted to Thomas J. Sauser, an executive officer who commenced employment with the Company in

February 1996. (See "Additional Information - Employment -- Severance Agreements" below.) Other employees of the Company have been granted options with respect to all of the remaining 711,500 Shares subject to outstanding options. In this regard, it should be noted that Messrs. Guy B. Snowden and Victor Markowicz, who are executive officers and Co-Chairmen of the Company, are not eligible to receive options under the 1994 Plan.

     The Board believes, as previously indicated, that the proposed increase in Shares authorized for issuance under the 1994 Plan is necessary in order to attract, retain and motivate executive officers and other employees integral to the success of the Company.

SUMMARY OF THE 1994 PLAN AS AMENDED

     The following description of the 1994 Plan, as amended, is intended merely as a summary of the principal features of the 1994 Plan and is qualified in its entirety by reference to the provisions of the 1994 Plan itself.

     The 1994 Plan, as amended by the Board, authorizes up to an aggregate of 1,800,000 Shares for the granting of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) ("ISOs") and nonqualified stock options ("NQSOs"). Generally, Shares subject to options granted under the 1994 Plan which remain unexercised upon expiration or earlier termination of such options will once again become available for the granting of options under the 1994 Plan. Authorized but unissued Shares or treasury Shares may be issued under the 1994 Plan.

     The 1994 Plan is to be administered by a Committee of the Board (currently the Compensation Committee, the "Committee") consisting of not less than two directors, which Committee is given broad discretion under the 1994 Plan. Committee members are not eligible to participate in the 1994 Plan. The 1994 Plan authorizes the Committee to grant ISOs and NQSOs to officers (including officers who also are directors) and other key employees of the Company and its subsidiaries other than Messrs. Snowden, and Markowicz. There currently are 23 officers eligible for participation in the 1994 Plan, although this number is subject to increase or decrease in the future. The Committee may, in its discretion, select key employees of the Company from among other individuals who are from time-to-time employed by the Company for participation in the 1994 Plan.

     The exercise price of options granted under the 1994 Plan must be at least equal to the fair market value of the Shares on the date of grant of the option. No participant in the Plan may be granted options under the 1994 Plan in any calendar year to purchase more than 12 1/2% of the total number of Shares authorized for issuance under the Plan. Options under the 1994 Plan may not extend for more than ten years and become exercisable at such time or times as the Committee may specify, but not earlier than six months from the date of grant, except in limited circumstances. Under certain circumstances, the 1994 Plan permits the exercise price of options to be paid in whole or in part by having the Company withhold Shares issuable pursuant to the options or by delivery to the Company by the optionee of other previously acquired shares of Common Stock of the Company. The 1994 Plan similarly permits the withholding of Shares issuable upon exercise of NQSOs to satisfy withholding taxes. Options under the 1994 Plan are not transferable by optionees other than by will or pursuant to the laws of descent and distribution.

     In the event of termination of an optionee's employment by reason of death, disability, retirement, or without Cause (as defined in the 1994 Plan), the Committee has broad discretion in determining if and to what extent options held by such optionee will be terminated, will remain exercisable or will be exercisable on an accelerated basis, except that no such option may be exercised after the earlier of the expiration of the stated term of such option or one year (or, in the case of ISOs, such shorter period as may be required under the Internal Revenue Code) after the date of termination of such optionee's employment. If an optionee's employment is terminated for Cause, all such optionee's unexercised options will terminate unless otherwise determined by the Committee.

     The number of Shares authorized for issuance under the 1994 Plan, the maximum number of Shares with respect to which options may be granted to any individual optionee, and the number of Shares issuable under (and the option price of) outstanding options are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. The 1994 Plan further provides that, in the event of a merger, consolidation or other specified corporate transactions, options shall be assumed by the surviving or successor corporation, if any. However, the 1994 Plan authorizes the Committee, in its discretion, to terminate all or a portion of the outstanding options in the event of such a corporate transaction and further authorizes the Committee, in its discretion, to accelerate the exercise date of all or a portion of any options to be so terminated. Subject to certain limitations, the Committee also has the authority under the 1994 Plan to change the terms of any outstanding option to reflect any such corporate transaction. In the event of a Change-In-Control (as defined in the 1994 Plan) of the Company, all unexercised vested and nonvested outstanding options will automatically vest and become fully exercisable unless otherwise determined by the Committee.

     The Committee may amend the terms of any Option prospectively or retroactively subject to certain limitations. The Committee also may substitute new options for previously granted options, including previously granted options having higher exercise prices. Subject to certain limitations, the Board of Directors may discontinue or amend the 1994 Plan as it deems necessary, but no discontinuance or amendment which would materially impair the rights of an optionee with respect to an outstanding option may be made without his or her consent. Further, subject to certain exceptions, shareholder approval generally will be required for any amendment which would materially: (i) increase the benefits accruing to executive officers or directors under the 1994 Plan; (ii) increase the number of Shares which may be issued under the Plan; (iii) modify the requirements as to eligibility to participate in the 1994 Plan; or (iv) extend the duration of the 1994 Plan. Unless earlier terminated by the Board of Directors, the 1994 Plan will automatically terminate in May 2004, although options granted prior to such termination may be exercised after termination in accordance with their terms.

     As of August 1, 1996, the Committee had made no determination to grant any specific options with respect to the additional 150,000 Shares for which shareholder approval is being sought.

     On August 1, 1996, the closing price of a Share on the New York Stock Exchange was $27 3/8.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Company has been advised that, under present federal tax laws and regulations, the Federal income tax consequences to the Company and to the employees receiving stock options pursuant to the 1994 Plan are as described below. The following discussion is only a brief summary of such tax consequences, is not intended to be all inclusive or to constitute tax advice, and, among other things, does not cover possible state, local or foreign tax consequences.

     Upon the grant or exercise of an ISO, no income will be realized by the optionee for federal income tax purposes (although, upon exercise, the excess of the fair market value of the Shares over the exercise price will generally be included in the optionee's alternative minimum taxable income), and the Company will not be entitled to any deduction. If the Shares received on the exercise of an ISO are not disposed of within one year following the date of the transfer of such shares to the optionee, or within two years following the date of the grant of the option, any profit realized by the optionee upon the disposition of such Shares will be taxed as long-term capital gain. In such event, no deduction will be allowed to the Company. If the Shares are disposed of within the aforesaid one-year or two-year periods, the excess of the fair market value of the Shares on the date of exercise or, if less, the amount realized on disposition of such Shares, over the exercise price of such Shares generally will be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction at such time, subject to the extent applicable, to limitations on deductibility imposed by Internal Revenue Code
Section 162(m) discussed below.

     Upon the grant of a NQSO, no income will be realized by the optionee for federal income tax purposes. Upon the exercise of such an option, the amount by which the fair market value of the Shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee, and the Company will be entitled to a corresponding deduction, subject to possible limitations imposed by Internal Revenue Code Section 162(m) discussed below.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows tax deductions to public companies for compensation in excess of $1 million paid or accrued in taxable years beginning after January 1, 1994 to certain executive officers (generally consisting of the chief executive officer and the four other highest paid executive officers), unless such compensation is of a type that qualifies for exemption from that limitation. One such exemption is for performance based compensation, which can include compensation under a stock option plan, provided that certain requirements, including administration of the plan by "outside directors" and shareholder approval of the plan are met. The Board of Directors intends to try to comply with such requirements with respect to the 1994 Plan to the extent reasonably practicable, but there can be no assurance that the 1994 Plan will so comply.

     Various additional tax consequences may apply to the granting, acceleration and exercise of options and to the disposition of Shares acquired thereunder, but such consequences are beyond the scope of this summary.

     THE BOARD OF DIRECTORS BELIEVES THE PROPOSED AMENDMENT TO THE 1994 STOCK OPTION PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS A VOTE FOR APPROVAL OF SUCH AMENDMENT.

         3.  APPROVAL OF 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In addition, at the Meeting the shareholders will be asked to approve the Company's Non-Employee Directors' Stock Option Plan (the "Outside Directors' Plan"). The Outside Directors' Plan was unanimously approved by the Company's Board of Directors in August 1996 for submission to the shareholders of the Company for their approval at the 1996 Annual Meeting.

     The purpose of the Outside Directors' Plan is to enable the Company, through the grant of stock options to non-employee ("outside") directors of the Company, to attract and retain highly-qualified outside directors and, by providing them with such a stock based incentive, to motivate them to promote the best interests of the Company and its shareholders. For the purposes of the Plan, outside directors are directors who, at the time of granting of options under the Plan, are not and for the prior twelve months have not been employees of the Company or any of its subsidiaries.

SUMMARY OF THE OUTSIDE DIRECTORS' PLAN

     The text of the Outside Directors' Plan is attached as an Appendix to this proxy statement. The following description of the Plan is intended merely as a summary of the principal features of the Plan and is qualified in its entirety by reference to the provisions of the Plan itself.

     The Outside Directors' Plan is to be administered by the Board of Directors and authorizes up to an aggregate of 180,000 shares of Common Stock ("Shares") for the granting of nonqualified stock options ("Options"). Generally, Shares subject to Options that remain unexercised upon expiration or earlier termination of such Options will once again become available for the granting of options under the Plan. Authorized but unissued Shares or treasury Shares may be issued under the Plan, and the Company may purchase Shares to issue under the Plan.

     The Outside Directors' Plan provides for the automatic granting to each outside director, shortly following each of the 1996, 1997 and 1998 Annual Meetings, of an Option for 10,000 Shares, with an exercise price equal to 100% of the fair market value of a Share at the date of grant. Each 10,000 Share Option will become exercisable approximately one year after date of grant and will expire five years after date of grant, subject to earlier exercise and termination in certain circumstances. If an outside director ceases to be a director due to death, any of his outstanding Options which have not yet become exercisable will accelerate, and all of his outstanding Options will remain exercisable for various specified periods of time up to a maximum of approximately 18 months. If an outside director ceases to be a director for any other reason, including a disability, all of his or her outstanding Options immediately will terminate, except that, in the case of an outside director who has served as a director for at least 18 months, any of his outstanding unexercisable Options which have been outstanding for at least four months will accelerate, and all of his outstanding

Options will remain exercisable for various specified periods of time up to a maximum of approximately one year.

     The number of Shares authorized for issuance under the Outside Directors' Plan, the number of Shares with respect to which Options automatically will be granted, and the number of Shares issuable under (and the exercise price of) outstanding Options are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. The Plan further provides that, in the event of a merger, consolidation or other specified corporate transactions, the Board of Directors, in its discretion, may terminate the outstanding Options and may accelerate the exercise date of Options to be so terminated.

     The Board of Directors, at any time, may suspend or discontinue the Plan and, subject to certain limitations, may amend the Plan and any outstanding Options in any respect (including, without limitation, to increase the number of Shares authorized for issuance under the Plan and to extend the duration of the
Plan) without shareholder approval, unless such shareholder approval is required by applicable law, rule or regulation. The Plan will become effective upon its approval by the Company's shareholders and will expire on December 31, 1998, unless earlier terminated by the Board of Directors.

     No Options have yet been granted under the Outside Directors' Plan. Assuming the Plan is approved by the shareholders at the 1996 Annual Meeting and the Board of Directors' nominees for election as directors are elected, on the third business day following the Meeting, Options for an aggregate of 50,000 shares, or 10,000 shares each, automatically will be granted to the five non-employee directors (Messrs. Dewey, Dohoho, Freyer, and Ruys and Lord Moore). The other directors (Messrs. Snowden, Markowicz and O'Connor) are employees of the Company and, as such, are currently ineligible to receive Options under the Outside Directors' Plan. Following subsequent Annual Meetings during the term of the Plan, the number of automatic 10,000 share Option grants under the Plan will depend upon the number of non-employee directors who are elected at such Meetings or whose terms as directors are continuing. The exercise price of the 1996 Options and of future Option grants under the Plan will be equal to 100% of the fair market value of the Common Stock on the date of grant. On August 1, 1996, the closing price of a Share on the New York Stock Exchange was $27 3/8.

     None of the five above-named non-employee directors/nominees who would be granted Options under the Plan currently holds or is eligible to receive options under any other option plan of the Company. However, Mr. Donoho and Lord Moore have received and will receive shares of Common Stock upon vesting of Director Stock Units under the Company's 1992 Outside Directors' Director Stock Unit Plan (See Item 1. "Election of Directors -- Compensation of Directors" above for further information concerning compensation paid and to be paid to non-employee directors of the Company.)

     Assuming the Directors' Option Plan is approved by the shareholders at the 1996 Annual Meeting, the 1992 Outside Directors' Director Stock Unit Plan will be terminated, and no further grants of Director Stock Units will be made thereunder, but such termination will not affect the outstanding Director Stock Units held by Mr. Donoho and Lord Moore.

     The federal tax consequences to the Company and to outside directors receiving Options under the Directors' Option Plan are expected to be essentially similar to the consequences of granting NQSO's under the Company's 1994 Stock Option Plan, except that possible Internal Revenue Code Section 162(m) limitations on deductibility by the Company would not be applicable. (See
Item 2. "Approval of Amendment to the 1994 Stock Option Plan -- Certain Federal Income Tax Consequences" above.)

     THE BOARD OF DIRECTORS BELIEVES THE 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS A VOTE FOR APPROVAL OF SUCH PLAN.

                               4.  OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action at the Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the Meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

                             ADDITIONAL INFORMATION

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of August 1, 1996, certain information concerning the beneficial ownership of Common Stock by: (i) each person who was known by the Company to be the beneficial owner of more than 5% of such shares;
(ii) each director and nominee for director of the Company; (iii) each of the other executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement; and (iv) all directors and executive officers of the Company, as a group. Such information is based upon information provided to the Company by such persons.

                                                                           SHARES
                                                                        BENEFICIALLY     PERCENT OF
                       NAME OF BENEFICIAL OWNER                           OWNED(1)        CLASS(1)
- ----------------------------------------------------------------------  ------------     ----------
Tiger Management Corporation..........................................     7,100,355        16.4%
  101 Park Avenue
  New York, New York 10178
Guy B. Snowden, director and executive officer........................       775,598(2)      1.8%
  c/o GTECH Corporation
  55 Technology Way
  W. Greenwich, RI 02817
Victor Markowicz, director and executive officer......................       777,136(3)      1.8%
  c/o GTECH Corporation
  55 Technology Way
  West Greenwich, RI 02817
Michael R. Chambrello, executive officer..............................        13,374(4)         *
Robert M. Dewey, Jr., director........................................        20,635            *
Burnett W. Donoho, director...........................................         3,000            *
Carl H. Freyer, director..............................................            --           --
Carl B. Menges, director..............................................            --           --
The Rt. Hon. Lord Moore of Lower Marsh, P.C., director................         4,500            *
William Y. O'Connor, director and executive officer...................        79,250(5)         *
Anthony Ruys, nominee.................................................            --           --
Thomas J. Sauser, executive officer...................................            --           --
All directors and executive officers, as a group (10 persons).........     1,674,743         3.9%

- ---------------
 *  Less than 1%

(1) The shareholdings reflected in this table do not include rights to receive stock or options granted under various Company plans to directors, executive officers and other Management Investors that do not vest or become exercised within 60 days of the date of this table.

(2) Includes 44,000 shares held by five trusts established by Mr. Snowden for the benefit of family members as to which shares he disclaims beneficial ownership.

(3) Includes 302,026 shares held by a trust established by Mr. Markowicz for the benefit of family members as to which he disclaims beneficial ownership.

(4) Includes 8,750 shares subject to vested but unexercised stock options awarded under the Company's 1994 Stock Option Plan.

(5) Includes 78,000 shares subject to unexercised stock options awarded under the Company's 1994 Stock Option Plan which either have vested or will vest within 60 days.

EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Policies regarding executive compensation are set primarily by the Compensation Committee of the Board of Directors, subject to the terms of applicable employment contracts, as discussed below, and possible consultation with and ratification by the Board in certain circumstances.

Compensation Policies: General Principles.

     The Compensation Committee is committed to ensuring that policies of the Company respecting executive compensation effectively support the achievement of the Company's business objectives. Accordingly, such policies have been and continue to be based on the following general principles:

     - a pay-for-performance philosophy pursuant to which a significant portion of an executive's compensation is dependent upon the degree of attainment of the Company's established goals;

     - the use of multiple compensation components in order to optimize the impact of executive compensation in balancing the Company's short-term and long-term interests; and

     - a system of annual review and evaluation of the contribution of each executive to managing the Company in the context of previously defined goals.

     The Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which prohibits public companies from deducting certain employee remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may be from time-to-time necessary to attract and retain top-quality management, the Compensation Committee intends to structure such arrangements, to the extent feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

Executive Officer Employment Agreements.

     Two of the Company's five executive officers (the co-founders of GTECH Corporation, Mr. Snowden, Co-Chairman and Chief Executive Officer of the Company, and Mr. Markowicz, Co-Chairman of the Company) entered into multi-year employment agreements with the Company several years ago providing for the payment of a fixed or determinable annual salary, an annual bonus and various fringe benefits. One additional executive officer (Mr. O'Connor, President and Chief Operating Officer) entered into an employment agreement with the Company during the 1995 fiscal year on terms which were believed necessary to induce him to join the Company. Each of these employment agreements is structured to appropriately recognize the performance and contribution of the individual executive officers, as well as to retain and motivate top-quality management.*

     The remaining two executive officers currently are not party to employment contracts with the Company. These other executive officers receive annual compensation in the discretion of their superiors based upon a consideration of the principles set forth above.

Principal Components of Executive Compensation.

     Principal components of executive compensation include base salary, annual bonuses, grants of stock options under the 1994 Stock Option Plan (except with respect to Messrs. Snowden and Markowicz who are not eligible for such grants) and, with respect to periods through fiscal 1994, grants of Restricted Stock Units under the 1990 Restricted Stock Unit Plan.

     Base Salary. Executive officers (other than Messrs. Snowden and Markowicz) are reviewed annually by their superiors. In assessing whether salary increases are warranted with respect to those executive officers without employment agreements or in connection with the extension or renewal of an executive officer's

- ---------------

     *See "Employment-Severance Agreements" and "Summary Compensation Table" herein for further discussion of the Snowden/Markowicz/O'Connor employment arrangements.

employment agreement, the Company considers a number of factors, including performance on the job, internal compensation equity, external pay practices for comparable companies (not necessarily including the Peer Group companies referred to in the Shareholder Return Performance Graph below) and the executive officer's level of responsibility, experience and expertise, which factors may be given varying weights depending upon the circumstances.

     Annual Bonus. The Company's policy respecting the granting of annual bonuses is based upon the aims of recognizing individual merit and providing incentives for the achievement of corporate performance goals. Executive officers with employment agreements receive annual bonuses in accordance with such agreements, certain of which provide for a specified bonus based on a performance formula (as measured by the Company's earnings before depreciation, amortization, interest and taxes for the relevant fiscal year or as otherwise set by the Compensation Committee or the Board.) Certain other employment contracts provide for annual bonuses based upon discretionary elements, subject to a specified annual bonus floor. Executive officers without employment agreements receive annual bonuses in the discretion of their superiors consistent with the principles outlined above.

     Stock Option Plan. The Company's 1994 Stock Option Plan, as amended (the "1994 Plan"), was approved by the shareholders of the Company at the Annual Meetings in July 1994 and July 1995. The 1994 Plan provides for the granting, for no cash consideration, of stock options to officers and other key employees of the Company and its subsidiaries, other than Messrs. Snowden and Markowicz. The 1994 Plan is administered by the Compensation Committee sitting as the Stock Award Committee. Although the Committee is given broad discretion under the 1994 Plan, grants of options are subject to various restrictions as set forth in the 1994 Plan. The principal purpose of the 1994 Plan is to assist the Company in attracting and retaining officers and other key employees, motivating them to increase shareholder value, enabling them to participate in the value which has been created and to have a mutuality of interests with other shareholders.

     Grants under the 1994 Plan are wholly within the discretion of the Compensation (Stock Award) Committee. Nevertheless, in making awards, the Committee takes into account numerous factors including the prospective recipient's level of responsibility, experience and expertise and years of service as well as internal compensation equity.

Rationale for Fiscal 1996 Compensation of Co-Chairmen.

     Because of the importance of each of them to the Company's operations, Messrs. Snowden (who is the Chief Executive Officer) and Markowicz are treated virtually identically for compensation purposes by the Compensation Committee.

     Messrs. Snowden and Markowicz are parties to employment agreements (the "Employment Agreements") each dated January 23, 1990, as amended, with the Company. By their terms, the Employment Agreements extended through February 28, 1996, subject to automatic extension commencing on March 1, 1996 for two years unless the Company or the executive had given notice prior to March 1, 1995 of non-renewal. As neither the Company nor Messrs. Snowden or Markowicz gave such notice, the Employment Agreements were automatically extended through February 28, 1998, subject to automatic extension commencing on March 1, 1998 for two years unless the Company or the executive gives the required prior notice of nonrenewal.

     As indicated above, neither Mr. Snowden nor Mr. Markowicz is eligible to receive grants of stock options under the 1994 Plan.

     The fiscal 1996 base salaries and bonuses of Messrs. Snowden and Markowicz were determined strictly in accordance with the Employment Agreements as follows:

          (i) Base Salary. Each Employment Agreement provides for an initial annual base salary of $375,000 (increased annually based upon the Consumer Price Index). The base salaries paid to Messrs. Snowden and Markowicz with respect to fiscal 1996 were determined in strict accordance with this formula.

          (ii) Annual Bonus. The Employment Agreements provide for annual bonuses to be paid to Messrs. Snowden and Markowicz according to a formula based upon the Company's performance as measured by its earnings before depreciation, amortization, interest and taxes. The annual bonuses of Messrs. Snowden and Markowicz paid with respect to fiscal 1996 ($3,078,550 to each of the Co-Chairmen) were determined in strict accordance with this formula.*

Date: August 2, 1996
                                          The Fiscal 1996 Compensation Committee
                                          of
                                          the Board of Directors:

                                          Joel J. Cohen**
                                          Carl H. Freyer
- ---------------
 * See "Employment-Severance Agreements" and "Summary Compensation Table" below for further discussion of the Snowden/Markowicz/O'Connor employment arrangements.

** Mr. Cohen, a Member of the Compensation Committee of the Board of Directors during all of fiscal 1996, resigned as a director after the close of fiscal 1996. Mr. Donoho has been appointed to fill the vacancy on the Compensation Committee created by Mr. Cohen's resignation. See Item 1. "Election of Directors -- Voting Agreements and Related Matters."

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal years 1996, 1995, and 1994 to or for:
(i) the Company's Chief Executive Officer and (ii) each of the Company's other executive officers whose total annual salary and bonus for fiscal year 1996 exceeded $100,000 (collectively, the "Named Officers") for services rendered to the Company and its subsidiaries:

                                                                                       LONG-TERM COMPENSATION
                                                                            --------------------------------------------
                                              ANNUAL COMPENSATION                  AWARDS                 PAYOUTS
                                       ----------------------------------   --------------------   ---------------------
                                                                OTHER       RESTRICTED             LONG- TERM  ALL OTHER
                                                                ANNUAL        STOCK                 COMPEN-     COMPEN-
     NAME AND PRINCIPAL                SALARY      BONUS     COMPENSATION    AWARD(S)    OPTIONS/   SATION      SATION
        POSITION(1)           YEAR     ($)(2)       ($)         ($)(3)        ($)(4)     SARS(5)    PAYOUTS     ($)(6)
- ----------------------------  ----     -------   ---------   ------------   ----------   -------   ---------   ---------
Guy B. Snowden..............  1996     445,207   3,078,550      223,413            --         --      --         156,789
  Co-Chairman & Chief         1995     433,502   2,302,480      147,330            --         --      --          96,173
  Executive Officer           1994     418,216   1,215,670      108,017            --         --      --          73,537
Victor Markowicz............  1996     445,207   3,078,550      212,155            --         --      --         151,454
  Co-Chairman                 1995     433,502   2,302,480      149,087            --         --      --          91,864
                              1994     418,216   1,215,670       96,434            --         --      --          68,252
William Y. O'Connor.........  1996     430,000     860,000      183,765            --    300,000      --           2,692
  President & Chief           1995(7)   94,269     450,000        6,805        83,750    212,000      --             199
  Operating Officer
Michael R. Chambrello.......  1996     210,000     160,000       77,147            --     15,000      --          21,279
  Vice President-United       1995     185,000     100,000       82,938            --     35,000      --          14,501
  States Operations           1994     157,923      80,000       67,317       174,400         --      --          14,418

- ---------------
(1) Sets forth the names and principal positions of the Named Officers as of the end of fiscal 1996. Thomas J. Sauser, who is also an executive officer of the Company, commenced employment with the Company in February 1996 at an annual starting salary of $300,000 and bonus which will be at least $150,000 for fiscal 1997. In addition, Mr. Sauser was granted 100,000 stock options under the Company's 1994 Stock Option Plan.

(2) Includes salary deferred under the Company's 401(k) retirement plan (the "Retirement Plan").

(3) Includes: (i) personal benefits provided by the Company and payments under the Company's Executive Perquisites Program (which provides officers above a certain rank with up to a pre-established dollar amount of specified benefits from which they may select), (ii) taxable fringe benefits provided by the Company, including automobile usage; and
    (iii) gross-ups for taxes with respect to benefits provided under the Executive Perquisites Program and the Company's 1992 supplemental retirement plan (the "SRP"). The Company made payments under the Executive Perquisites Program (a) to Messrs. Snowden, Markowicz and Chambrello of $27,500 in each of fiscal years 1996, 1995 and 1994 and (b) to Mr. O'Connor of $27,500 and $2,292 for fiscal years 1996 and 1995, respectively. In addition, the Company provided taxable fringe benefits to the Named Officers in the following amounts: Mr. Snowden -- $20,833 (1996); $8,424 (1995); and $11,583
    (1994); Mr. Markowicz -- $9,575 (1996) and $10,181 (1995); Mr.
    O'Connor -- $66,697 (including imputed interest on certain loans made by the Company to Mr. O'Connor pursuant to his employment agreement) (1996) and $2,084 (1995); and Mr. Chambrello -- $8,339 (1996); $8,644 (1995); and
    $7,592 (1994). The gross-up payments for taxes were: Mr. Snowden -- $175,081
    (1996), $111,406 (1995) and $68,934 (1994); Mr. Markowicz -- $175,081
    (1996), $111,406 (1995) and $68,934 (1994); Mr. O'Connor -- $74,527 (1996)
    and $2,429 (1995); and Mr. Chambrello -- $41,308 (1996), $35,113 (1995) and
    $32,225 (1994).

(4) Represents, with respect to Mr. Chambrello, the assumed dollar value of awards of restricted stock units ("RSUs") granted under the Company's 1990 Restricted Stock Unit Plan (the "RSU Plan") and, with respect to Mr. O'Connor, grants of restricted stock rights ("RSRs"), as described below.

     The RSU Plan expired in 1994 and no more RSUs may be granted under it. The RSU Plan provided for the granting of RSUs for no cash consideration to officers and other key employees of the Company selected by the Compensation (Stock Award) Committee of the Board of Directors. Upon vesting, each RSU is payable in one share of Common Stock, subject to adjustment. The RSU Plan also provides for the payment, upon vesting, of any dividends which may have been paid on the Common Stock during the vesting period. However, the Company never has paid any dividends and does not plan to do so in the foreseeable future. At June 1, 1996, 2,943,405 shares had been issued and 21,808 unvested RSUs were outstanding under the RSU Plan.

     No grants were made under the RSU Plan to any of the Named Officers in fiscal 1996 or in fiscal 1995. A grant under the RSU Plan of 5,000 RSUs was made to Mr. Chambrello in fiscal 1994 (in April 1993). The dollar value of this grant of RSUs reflected in the table is based on the closing market price of the Company's Common Stock on the date of grant, which was $34.88.

     Mr. O'Connor received, for no cash consideration, a grant of 5,000 RSRs on December 20, 1994. RSRs granted to Mr. O'Connor vest ratably in four equal installments on the respective anniversaries of the grant date occurring in December 1995 through December 1998 and, upon vesting, each RSR is payable in one share of Common Stock, subject to adjustment. The terms of Mr. O'Connor's grant of RSRs also provide for the payment, upon vesting, of any dividends which may have been paid on the Common Stock during the vesting period. However, as indicated above, the Company has never paid any dividends and does not plan to do so in the foreseeable future. The dollar value of the grant of RSRs reflected in the table is based on the closing market price of the Company's Common Stock on the date of grant, which was $16.75.

     At February 24, 1996, the 5,000 RSRs held by Mr. O'Connor (1,250 vested shares and 3,750 unvested RSRs)and the 5,000 RSUs held by Mr. Chambrello (2,500 vested shares and 2,500 unvested RSUs) each had an aggregate value of $157,500 to Messrs. O'Connor and Chambrello, based upon the closing market price of the Company's Common Stock on the last business day of fiscal 1996, which was $31.50.

(5) Represents the number of shares of Common Stock underlying stock options granted pursuant to the Company's 1994 Stock Option Plan. See "Option Grants Table" below.

(6) Includes the dollar value of insurance premiums paid by the Company during the covered fiscal year with respect to life insurance maintained on the lives of each of the Named Officers, matching contributions and profit sharing contributions paid by the Company with respect to the Named Officers under the Retirement Plan, and amounts provided under the Company's SRP. During fiscal year 1996, the Company: (i) paid insurance premiums with respect to life insurance maintained on the lives of the Named Officers in the following amounts: Mr. Snowden -- $9,872; Mr. Markowicz -- $4,537; Mr. O'Connor -- $2,692; and Mr. Chambrello -- $594; (ii) made matching contributions under the

    Retirement Plan with respect to each of the Named Officers other than Mr. O'Connor in the amount of $3,750; (iii) made profit sharing contributions under the Retirement Plan with respect to each of the Named Officers other than Mr. O'Connor in the amount of $6,000; and (iv) made contributions under the SRP with respect to each of the Named Officers other than Mr. O'Connor in the following amounts: Mr. Snowden -- $137,167; Mr.
    Markowicz -- $137,167; and Mr. Chambrello -- $10,935.

(7) Reflects compensation information with respect to the period from December 1994, the month in which Mr. O'Connor commenced his employment with the Company, through the end of fiscal 1995.

OPTION GRANTS TABLE

     The following table sets forth certain information concerning individual grants of stock options made during fiscal 1996 to Messrs. O'Connor and Chambrello. No grants of stock options were made during fiscal 1996 to any other Named Officer. No stock options were exercised by any Named Executive during fiscal 1996. All grants of stock options reflected in the following table were made pursuant to the Company's 1994 Stock Option Plan (the "1994 Plan") and are subject to its terms.

                                                                                       POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED ANNUAL
                                INDIVIDUAL GRANTS(1)                                   RATES OF STOCK PRICE
                           -------------------------------
                                             PERCENT OF                                  APPRECIATION FOR
                            NO. OF SHARES      OPTIONS                                      OPTION TERM
                           OF COMMON STOCK   GRANTED TO    EXERCISE OF               -------------------------
                             UNDERLYING     EMPLOYEES IN    BASE PRICE   EXPIRATION       5%          10%
           NAME            OPTIONS GRANTED   FISCAL YEAR      ($/SH)        DATE         ($)          ($)
- -------------------------- --------------- --------------- ------------ ------------ ------------ ------------
William Y. O'Connor.......     100,000          14.43         26.875       8/8/05     1,909,037    4,980,251
                               200,000          28.86         25.688       1/3/06     3,649,368    9,520,387
Michael R. Chambrello.....     15,000           2.16          26.187      12/28/05     286,356     4,980,251

- ---------------
(1) Grants reflected in this table were non-qualified options made to Mr. O'Connor on August 9, 1995 and January 4, 1996, respectively, and to Mr. Chambrello on December 29, 1995. These stock options become exercisable in annual ratable installments on the four successive anniversary dates of the respective dates of grant, subject to possible acceleration in the event of the termination of the Named Officers' employment or otherwise as provided in the Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, decisions regarding executive compensation were made primarily by the Compensation Committee, subject to the terms of applicable employment agreements and ratification by the full Board in certain circumstances. Mr. Snowden, Co-Chairman and Chief Executive Officer, Mr. Markowicz, Co-Chairman, and Mr. O'Connor, President and Chief Operating Officer participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

     Messrs. Cohen and Freyer constituted the members of the Compensation Committee during all of fiscal 1996. Mr. Cohen resigned as director after the close of fiscal 1996 and Mr. Donoho has been appointed to fill the vacancy on the Compensation Committee created by Mr. Cohen's resignation.

EMPLOYMENT -- SEVERANCE AGREEMENTS

     Messrs. Snowden and Markowicz are parties to employment agreements, each dated January 23, 1990, as amended (the "Employment Agreements"). Each Employment Agreement provides for an initial annual base salary of $375,000 (increased annually based upon the Consumer Price Index) and annual bonuses based upon the Company's earnings before depreciation, amortization, interest and taxes ("EBDAIT"). As discussed below, the initial terms of these Employment Agreements were extended for two years commencing March 1, 1996. Under the terms of the Employment Agreements, the annual bonus for fiscal 1996 and any such extension year thereafter is as follows: (i) $2,000 for each $1 million of EBDAIT if EBDAIT is less than $65 million; (ii) $6,000 for each $1 million of EBDAIT less $260,000 if EBDAIT is equal to or greater than

$65 million but less than $85 million; and (iii) $15,000 for each $1 million of EBDAIT less $1.025 million if EBDAIT is equal to or greater than $85 million. EBDAIT for fiscal 1996 was approximately $273.57 million. If the Company has not been operated in the ordinary course of business with respect to a fiscal year, the Employment Agreements provide that appropriate adjustments to EBDAIT shall be negotiated.

     By their terms, each Employment Agreement extended through February 28, 1996, subject to automatic extension commencing on March 1, 1996 for two years unless either the Company or the executive had given written notice of non-renewal prior to March 1, 1995. As neither the Company nor Messrs. Snowden or Markowicz gave such prior notice of non-renewal, the Employment Agreements were automatically extended through February 28, 1998, subject to automatic extension commencing on March 1, 1998 for two years unless the Company or the executive gives the required prior notice of non-renewal. If the Company had elected or in the future elects not to renew, it is required to pay the executive 50% of his salary and bonus and to provide other fringe benefits the executive would otherwise have received for three years following expiration. The Employment Agreements also provide that the executive may not compete with the Company in certain specified activities for three years following termination of employment, except in connection with a "change of control." A "change of control" is deemed to have occurred under the Employment Agreements if any of the following occurs: (i) individuals appointed by DLJCC, the Voting Trustee and the Management Investors cease to constitute a majority of the Board of Directors; (ii) any "person" or "group" (as defined under the Securities Exchange Act of 1934) becomes a "beneficial owner" (as defined under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company's then-outstanding common equity securities or (iii) all or substantially all of the assets of the Company have been sold to a third party.

     Under the agreements with Messrs. Snowden and Markowicz, if either executive's employment is terminated by the Company without Cause or due to disability or by the executive for Good Reason, the executive is entitled to receive his salary and bonus through the end of the term and 50% of his salary and bonus for three years thereafter, plus other benefits the executive otherwise would have been entitled to receive for three years following termination. If the executive's employment is terminated by the Company for Cause or by the executive other than for Good Reason or upon a change of control, the executive is entitled to his accrued salary and benefits and, in certain circumstances, a pro rata portion of his bonus. Upon termination as a result of a change of control, the executive is entitled to accrued salary and benefits and to a specified portion of any bonus received for the prior year. "Good Reason" is defined in these agreements to mean: (i) the assignment to the executive of duties that are materially inconsistent with the scope of the executive stated duties; (ii) the Company's failure to pay the executive any amounts vested and due under his employment agreement or any other Company plan;
(iii) a reduction in benefits to the executive; (iv) a change in title of the executive; or (v) a breach of the Company's obligations not to relocate the executive without his consent. "Cause" is defined to mean: (i) any willful failure by the executive to substantially perform his employment duties; (ii) any engagement by the executive in serious misconduct which is injurious to the Company; (iii) any breach by the executive of the Company's policies with respect to confidentiality, protection of intellectual property or non-competition; (iv) the executive's conviction of a crime involving fraud, misrepresentation, gambling or a felony; or (v) the executive's habitual intoxication or abuse of drugs or controlled substances.

     Mr. O'Connor entered into an employment agreement with the Company on October 27, 1994. The term of Mr. O'Connor's employment under this agreement commenced on December 15, 1994 and continues through November 1997, subject to automatic one-year extensions commencing December 1, 1997 (and December 1 of each successive year) unless either party gives prior notice of non-renewal. The agreement provides for a minimum annual base salary of $430,000 (increased annually starting on March 1, 1996, based upon the Consumer Price Index and otherwise in the discretion of the Board or the Compensation Committee) and an annual incentive bonus. For fiscal 1996, Mr. O'Connor was, and in subsequent fiscal years Mr. O'Connor will be, eligible to earn an incentive bonus up to a maximum of 200% of his base salary for such fiscal year. The agreement provides that a portion of such incentive bonus is to be based upon the extent to which certain specified minimum, target and maximum annual earnings per share levels and management objectives (to be agreed to each year by the Compensation Committee or the Board of Directors after consultation with Mr. O'Connor) have been obtained. Since the management objectives and maximum annual earnings per share levels established for fiscal 1996 were exceeded, Mr. O'Connor received the maximum incentive bonus for which he was eligible in fiscal 1996.

     Pursuant to the agreement, as amended, the Company granted Mr. O'Connor 5,000 Restricted Stock Rights in December 1994 (on terms generally similar to the terms under which Restricted Stock Units have been issued under the Company's 1990 Restricted Stock Plan). In accordance with the agreement, the Company also granted Mr. O'Connor options to purchase a total of 512,000 shares of Common Stock of the Company under the Company's 1994 Stock Option Plan, as follows: 106,000 options (granted December 1994); 106,000 options (granted January 1995); 100,000 options (granted August 1995); and 200,000 options (granted January 1996).

     Pursuant to the agreement, Mr. O'Connor was nominated for election, and elected, as director at the 1995 Annual Meeting.

     If Mr. O'Connor's employment with the Company is terminated by reason of his death, retirement from active employment (with the consent of the Board and in accordance with the retirement policies of the Company), resignation (other than for Good Reason) or discharge by the Company for Cause, Mr. O'Connor (or his estate, as the case may be) is entitled to receive his base salary, benefits and bonus amounts, if any, accrued through the date of termination. If Mr. O'Connor's employment is terminated by the Company by reason of disability, discharge by the Company without Cause, his resignation for Good Reason or failure by the Company to renew the employment term through November 2008, in certain circumstances, he is entitled to receive, in addition to all salary, bonuses and benefits accrued through the end of the then-current term, his base salary and the life insurance coverage provided for under the agreement for three years thereafter, plus medical benefits for up to one year thereafter. The agreement provides that, irrespective of the reason for his termination of employment with the Company, Mr. O'Connor may not compete with the Company in certain specified businesses for three years after the date of such termination. "Cause" and "Good Reason" are defined in Mr. O'Connor's agreement in generally the same manner as in the employment agreements of Messrs. Snowden and Markowicz.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The Company's Common Stock first commenced active public trading at the time of the Company's public offering of Common Stock on July 22, 1992. The graph set forth below compares, for the period July 1992 through February 24, 1996 (the end of the Company's 1996 fiscal year), the cumulative total return to holders of Common Stock of the Company with the cumulative total return of the Standard & Poor's Composite 500 Index ( the "S&P 500") and of a peer group index of four companies selected by the Company (the "Peer Group").

     The Peer Group consists of Video Lottery Technologies, Inc. (on-line lottery and video lottery); International Totalizator Systems, Inc. (on-line lottery and totalizator); International Game Technology (video lottery) and Autotote Corporation (on-line lottery). The Company elected to use the Peer Group Index rather than a published industry or line of business index because the Company is not aware of any such published index of companies which are as comparable in terms of their businesses. For the purposes of the Peer Group Index, the Peer Group companies have been weighted based upon their relative market capitalizations.

                COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN*
              AMONG GTECH HOLDINGS CORPORATION, THE S&P 500 INDEX
                                AND A PEER GROUP

                                  GTECH HOLD-
      MEASUREMENT PERIOD         INGS CORPORA-
    (FISCAL YEAR COVERED)            TION         PEER GROUP        S&P 500
7/22/92                                    100             100             100
2/93                                       200             166             110
2/94                                       195             177             119
2/95                                       110              79             128
2/96                                       181              78             172

* The above graph assumes an investment of $100 in the Company and the S&P 500 companies on July 22, 1992 and in the Peer Group companies on June 30, 1992 and that all dividends were reinvested. The performances indicated in the above table are not necessarily indicative of future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1995 the Company implemented a loan program under the Company's 1990 Restricted Stock Unit Plan, which is available through February 1, 1997, under which employees whose Restricted Stock Units become taxable compensation to them can obtain loans from the Company to assist them in paying applicable federal and state income tax withholding. No loans were made under this program to any of the Company's executive officers during fiscal 1996. Pursuant to the program, the Company made loans during fiscal 1995 to Messrs. Snowden and Chambrello, two of the Company's executive officers, in the following amounts which loans remained outstanding during all or a portion of fiscal 1996: Guy B. Snowden ($1,376,028.66) and Michael R. Chambrello, Vice President -- U.S. Operations ($130,636.04). Each such loan bears interest at the rate of 7.1% per annum, is payable (principal plus all accrued interest) in full in a single payment on February 1, 1997 and is evidenced by a Promissory Note or Notes. As of June 1, 1996, the outstanding principal amounts with respect to these loans were: Mr. Snowden ($1,376,028.66) and Mr. Chambrello ($0).

     During fiscal 1995 the Company, pursuant to the terms of its employment agreement with Mr. O'Connor, made loans to Mr. O'Connor in the aggregate amount of $900,000, which amount remained outstanding during fiscal 1996, to enable Mr. O'Connor to retire certain third-party indebtedness. The loans to

Mr. O'Connor consist of a $400,000 loan under a line of credit arrangement which bears no interest and a loan in the amount of $500,000 bearing interest at the rate of 6.0% per annum which is repayable in full on or before November 1, 1999. As of June 1, 1996, the aggregate outstanding principal amount due with respect to the loans was $758,587.50, consisting of $258,587.50 outstanding with respect to the $400,000 interest free loan and $500,000 outstanding with respect to the other loan.

     During fiscal 1996 the Company paid Lord Moore, a director, in accordance with the terms of the Outside Directors' Plan, a Tax Offset Payment in the amount of $4,224.21. See Item 1. "Election of Directors -- Compensation of Directors" above.

     The officers and directors of the Company also are parties to indemnification agreements with the Company providing for, and the By-Laws of the Company also provide for, their indemnification by the Company against certain liabilities (including legal fees and expenses) incurred in legal proceedings or otherwise in connection with their present or past status as an officer or director of the Company. Certain legal proceedings and governmental investigations, including, for example, those respecting Richard Branson relating to allegations made by and against the Company's Co-Chairman and Chief Executive Officer and its press spokesman, involve both the Company and one or more of its executive officers. During fiscal 1996, the Company paid an aggregate of $735,527 in attorneys' fees in connection with such matters directly or indirectly involving executive officers.

     In May 1994, several class action lawsuits were brought against the Company and various of its then executive officers (including Messrs. Snowden and Markowicz) relating to the Company's May 25, 1994 announcement that earnings for its 1995 fiscal year could be at or below fiscal 1994 levels. In September 1994, the plaintiffs in these actions filed an Amended Consolidated Class Action Complaint, which generally alleged that the defendants violated federal securities laws in disseminating materially false and misleading statements about the Company's prospects and failing to disclose on a timely basis the fact that fiscal 1995 earnings were expected to be less than allegedly anticipated by the public. The complaint sought to recover monetary damages from the Company and the individual defendants. This complaint was eventually dismissed for failing sufficiently to state a meritorious claim, and in May, 1995, the plaintiffs filed a Second Consolidated Amended Class Action Complaint making essentially similar allegations. On June 9, 1995, the Company announced that, in order to avoid the costs and disruptions of further proceedings, it had reached a settlement of this lawsuit. Under the terms of the settlement, the Company and its insurer have agreed to pay an aggregate of $1,250,000 in full settlement of all claims against the Company and the other defendants. On June 21, 1996, the Federal District Court of Rhode Island approved the terms of the settlement.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors and officers and persons, or a "group" of persons, who own more than 10% of a registered class of the Company's equity securities, to file initial reports of beneficial ownership of certain equity securities of the Company, and reports of subsequent changes in ownership, with the SEC and the New York Stock Exchange. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file relating to securities of the Company.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1996, the Company believes that all filing requirements applicable to its directors, officers and persons known to the Company to own more than 10% of a registered class of the Company's equity securities have been complied with, on a timely basis.

INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as the Company's independent public accountants for fiscal 1996. The Company anticipates that Ernst & Young LLP will serve as its independent public accountants for fiscal 1997, subject to the formal recommendation of the Audit Committee and approval of the Board of Directors.

     A representative of Ernst & Young LLP is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

SOLICITATION OF PROXIES

     The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specifically compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing. In addition, the Company has retained D.F. King & Co., Inc. to solicit proxies on its behalf. Under the terms of its agreement with the Company, D.F. King & Co., Inc. shall provide such services to the Company for a fee estimated at $3,500, plus reimbursement of expenses.

SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy material for the 1997 Annual Meeting of Shareholders, shareholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than March 1, 1997.

MISCELLANEOUS

     A copy of the Company's 1996 Annual Report to Shareholders has been mailed in advance of this proxy statement but is not to be regarded as proxy solicitation material.

     THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT WITHOUT EXHIBITS) FOR FISCAL 1996. COPIES OF EXHIBITS TO THE FORM 10-K ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF A REASONABLE CHARGE. ALL REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE 1 OF THIS PROXY STATEMENT.

                                          By order of the Board of Directors,

                                          CYNTHIA A. NEBERGALL,
                                          Secretary

August 6, 1996

                                                                        APPENDIX

                           GTECH HOLDINGS CORPORATION
                          1996 NON-EMPLOYEE DIRECTORS'
                               STOCK OPTION PLAN

1. PURPOSE

     This GTECH HOLDINGS CORPORATION 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN (the "Plan") is intended to provide a means whereby GTECH Holdings Corporation (the "Company") may, through the grant of non-qualified stock options ("Options") to purchase common stock of the Company ("Common Stock") to Non-Employee Directors (as defined in Section 3 hereof), attract and retain capable outside directors and motivate such outside directors to promote the best interests of the Company, its related corporations and shareholders.

     For purposes of the Plan, a Related Corporation of the Company shall mean a corporate subsidiary of the Company, as defined in section 424(f) of the Internal Revenue Code of 1986, as amended ("Code"). Further, as used in the Plan, the term "non-qualified stock option" shall mean an option which, at the time such option is granted, does not qualify as an incentive stock option within the meaning of section 422 of the Code.

2. ADMINISTRATION

     The Plan shall be administered by the Company's Board of Directors (the "Board"). The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within any limitations described herein) to prescribe the form of the agreement embodying awards of Options. The Board shall, subject to the provisions of the Plan, implement the grant of Options under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may authorize any one or more of its number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or by any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

3. ELIGIBILITY

     The persons who shall be eligible to receive Options under the Plan ("Non-Employee Directors") shall be those directors of the Company who:

          (a) Are not employees of the Company or of any Related Corporation;
     and

          (b) Have not been employees of the Company or of any Related Corporation during the immediately preceding twelve (12) month period.

4. AUTHORIZED SHARES

     Options may be granted under the Plan to purchase up to a maximum of one hundred eighty thousand (180,000) shares of Common Stock, par value $.01 per share, subject to adjustment as hereinafter provided. Shares issuable under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares of Common Stock against which Options may be granted hereunder, from time to time, if it deems such purchases to be advisable.

     If any Option granted under the Plan expires or otherwise terminates, in whole or in part, for any reason whatever (including, without limitation, a Non-Employee Director's surrender thereof) without having been exercised, the shares subject to the unexercised portion of such Option shall continue to be available for the granting of Options under the Plan as fully as if such shares had never been subject to an Option.

5. GRANTING OF OPTIONS

     Each year, commencing in 1996, on the third business day following the date of the Company's Annual Meeting of Stockholders, each person elected, reelected or continuing as a Non-Employee Director automatically shall be granted an Option to purchase ten thousand (10,000) shares of Common Stock, subject to the terms of the Plan, including, without limitation, Sections 7 and 12(d) hereof.

6. TERMS AND CONDITIONS OF OPTIONS

     Options granted pursuant to the Plan shall include expressly or by reference the following terms and conditions:

          (a) Number of Shares. A statement of the number of shares to which the Option pertains.

          (b) Price. A statement of the Option exercise price (the "Option Price"). The Option Price shall be the greater of one hundred percent (100%) of the Fair Market Value of the Common Stock, or the par value thereof, on the date the Option is granted. For the purposes of the Plan, the Fair Market Value of the Common Stock shall be:

             (i) The average of the high and low sale prices of a share of Common Stock as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading; or

             (ii) If paragraph (b)(i) above is inapplicable, such other method of determining Fair Market Value as shall be authorized by the Code, or the rules or regulations thereunder, and adopted by the Board.

          (c) Term. Subject to earlier termination as provided in Sections 6(e), (f) and (g) and in Section 8 hereof, the term of each Option shall be five (5) years from the date of grant.

          (d) Exercise. Options shall be exercisable commencing one (1) year after the date of grant, except that, if the date of the next succeeding annual meeting of shareholders is less than one (1) year from the date of grant of the Options, then such Options shall be exercisable, commencing on the day preceding the date of the annual meeting of shareholders next succeeding the date of grant of such Options. Except as otherwise provided in Sections 6(e), (f) and (g) hereof, Options shall only be exercisable while a Non-Employee Director remains a director of the Company. Any Option shares, the right to the purchase of which has accrued, may be purchased at any time up to the expiration or termination of the Option. Exercisable Options may be exercised, in whole or in part, from time to time by giving written notice of exercise to the Company at its principal office, specifying the number of shares to be purchased and accompanied by payment in full of the aggregate price for such shares. Only full shares shall be issued under the Plan, and any fractional share which might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited.

          The Option Price shall be payable:

             (1) In United States dollars by cash or check; or

             (2) In lieu thereof, by tendering to the Company Common Stock owned by the person exercising the Option and having a Fair Market Value on the date of exercise equal to the Option Price applicable to such Option; or

             (3) By a combination of United States dollars and Common Stock as aforesaid.

          (e) Termination of Service as a Director. If a Non-Employee Director's service as a director of the Company terminates prior to the expiration date of his or her Options for any reason (such as, without limitation, failure to be re-elected by the shareholders or resignation) other than those set forth in Sections 6(f) and (g) below, all such Non-Employee Director's outstanding options immediately shall terminate, except that if such Non-Employee Director has been a director of the Company for at least eighteen (18) months immediately prior to his or her termination of service as a director, any of his or her unexercisable Options which have been outstanding for at least four (4) months immediately shall become fully exercisable, and all his or her outstanding Options may be exercised by the Non-Employee Director, at any time prior to the earlier of:

             (1) The expiration date specified in such Options; or

             (2) Nine (9) months after the date of such termination of service as a director.

          (f) Disability of Non-Employee Director. If a Non-Employee Director shall become disabled (within the meaning of section 22(e)(3) of the Code) during the period in which he or she is a director of the Company and, prior to the expiration date fixed for his or her Options, his or her service as a director with the Company is terminated as a consequence of such disability, all such Non-Employee Director's outstanding options immediately shall terminate, except that if such Non-Employee Director has been a director of the Company for at least eighteen (18) months immediately prior to his or her termination of service as a director, any of his or her unexercisable Options which have been outstanding for at least four (4) months immediately shall become fully exercisable, and all his or her outstanding Options may be exercised, at any time prior to the earlier of:

             (1) The expiration date specified in such Options; or

             (2) One (1) year after the date of the Non-Employee Director's ceasing to be a director by reason of disability.

          In the event of a Non-Employee Director's legal disability, such Options may be so exercised by the Non-Employee Director's legal representative.

          (g) Death of Non-Employee Director. If a Non-Employee Director ceases to be a director of the Company by reason of his or her death prior to the expiration date fixed for his or her Options, all of such Non-Employee Director's outstanding Options immediately shall become fully exercisable, and such Options may be exercised at any time prior to the earlier of:

             (1) The expiration date specified in such Options; or

             (2) Eighteen (18) months after the date of the Non-Employee Director's death.

          If a Non-Employee Director who ceases to be a director for reasons described in Sections 6(e) and (f) hereof shall die following his or her ceasing to be a director but prior to the earlier of the expiration date fixed for his or her Options, or the expiration of the period determined under Sections 6(e) and (f) hereof, as the case may be, such Options may be exercised, to the extent of the number of shares with respect to which the Non-Employee Director could have exercised it on the date of his or her death, at any time prior to the earlier of:

             (1) The expiration date specified in such Option; or

             (2) One (1) year after the date of the Non-Employee Director's death.

          In the event of a Non-Employee Director's death, such Options may be so exercised by the Non-Employee Director's estate, personal representative or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Non-Employee Director.

          (h) Non-Transferability. Except as otherwise provided in any Option Agreement (as defined in Section 7 hereof), no Option shall be assignable or transferable by the Non-Employee Director otherwise than by will or by the laws of descent and distribution, and during the lifetime of the Non-Employee Director, the Option shall be exercisable only by him or by his or her guardian or legal representative. If the Non-Employee Director is married at the time of exercise and if the Non-Employee Director so requests at the time of exercise, the share certificate or certificates shall be registered in the name of the Non-Employee Director and the Non-Employee Director's spouse, jointly, with right of survivorship.

          (i) Rights as a Shareholder. An optionee under the Plan shall have no rights as a shareholder with respect to any shares covered by his or her Option until the issuance of a stock certificate to him or her for such shares.

          (j) Listing and Registration of Shares. Each Option shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares thereunder, or that action by the Company or by a Non-Employee Director should be taken in order to obtain an exemption from any such requirement, no such Option may be granted or be exercised, in whole or in part, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Board. Without limiting the generality the foregoing, each Non-Employee Director or his or her legal representative or beneficiary may also be required to give satisfactory assurance that shares purchased upon exercise of an Option are being purchased for investment and not with a view to distribution, and certificates representing such shares may be legended accordingly.

7.  OPTION AGREEMENTS -- OTHER PROVISIONS

     Options granted under the Plan shall be evidenced by written documents ("Option Agreements") in such form as the Board shall, from time to time, approve, which Option Agreements shall contain such provisions, not inconsistent with the provisions of the Plan as the Board shall deem advisable. Each Non-Employee Director shall enter into, and be bound by, such Option Agreements.

8.  CAPITAL ADJUSTMENTS

     The number of shares of Common Stock which may be issued under the Plan, as stated in Section 4 hereof, the number of shares covered by future Option grants, as stated in Section 5 hereof, and the number of shares issuable upon exercise of outstanding Options under the Plan (as well as the Option price per share under such outstanding Options) shall be adjusted proportionately to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company.

     In the event of a corporate transaction (as that term is described in section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation) and provision is not made for the continuance and assumption of Options under the Plan, or the substitution for such Options of new Options to acquire securities or other property to be delivered in connection with the transaction, the Board shall, upon written notice to the holders of Options, provide that all unexercised Options will terminate immediately prior to the consummation of such merger, consolidation, acquisition, reorganization, liquidation, sale or transfer unless exercised (to the extent then exercisable or to such greater extent as the Board in its discretion may determine) by the holder within a specified number of days (which shall not be less than fourteen (14) days) following the date of such notice.

9.  AMENDMENT, SUSPENSION AND DISCONTINUANCE OF THE PLAN

     The Board, from time to time, may suspend or discontinue the Plan or amend the Plan or any Option outstanding under it in any respect whatsoever, including, without limitation, increasing the number of shares authorized for issuance under the Plan and extending the duration of the Plan, provided, however, that no amendment to the Plan shall become effective without shareholder approval if such shareholder approval is required by applicable law, rule or regulation, and provided further, that no amendment shall materially impair the rights of any holder of an outstanding Option without the consent of such holder.

10.  EFFECTIVE DATE

     The Plan shall become effective when the Plan is approved and adopted by the Company's shareholders.

11.  TERMINATION OF PLAN

     Unless earlier terminated as provided in the Plan, the Plan and all authority granted hereunder shall terminate absolutely at 12:00 midnight on December 31, 1998, and no Options hereunder shall be granted thereafter. Nothing contained in this Section 11, however, shall terminate or affect the continued existence in accordance with their terms of Options outstanding on the date of termination of the Plan.

12.  GENERAL PROVISIONS

     (a) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements for directors (subject to shareholder approval if such approval is required); and such arrangements may be either generally applicable or applicable only in specific cases.

     (b) The adoption of the Plan and the receipt of grants hereunder shall not confer upon any person any right to continued services as a director of the Company.

     (c) In the event of exercise of an Option, the optionee shall pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold Federal, state, local, or foreign income or other taxes (which payment may be made in any manner prescribed in Section 6(d) hereof). The obligations of the Company under the Plan shall be conditioned on such payment, and the Company shall have the right to withhold the issuance of shares to the optionee and, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Non-Employee Director.

     (d) At the time of grant of any Option, the Board may provide that any shares of Common Stock received as a result of exercise of such Option shall be subject to a right of first refusal, pursuant to which the Non-Employee Director shall be required to offer to the Company any such shares that he or she wishes to sell, with the price being the then Fair Market Value of the shares, subject to such other terms and conditions as the Board may specify at the time of grant.

     (e) Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company, to the fullest extent permissible by Delaware Law, against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or in which such person may be involved by reason of any action taken or failure to act under or with respect to the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgement in any such action, suit, or proceeding against such person, provided such person shall give the Company an opportunity, at the Company's expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

     (f) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with laws of the State of Delaware.

        /    /

(1) Election of Victor Markowicz, William Y. O'Connor and Anthony Ruys as directors of GTECH Holdings Corporation for a three-year term of office expiring in 1999 and election of Carl H. Freyer as director of GTECH Holdings Corporation for a one-year term of office expiring in 1997.

        VOTE FOR        WITHHOLD AUTHORITY       VOTE FOR ALL EXCEPT FOR
     ALL NOMINEE(S)     FOR ALL NOMINEE(S)      THE FOLLOWING NOMINEE(S)

        / X /                 / X /                     / X /
(Insert the name(s) of the nominee(s) for whom you do not wish to vote in the space(s) provided.)

__________________________________________________________________________

__________________________________________________________________________

(2)  Approve Amendment to the GTECH Holdings Corporation 1994 Stock
     Option Plan.

         FOR                 AGAINST                   ABSTAIN

        / X /                 / X /                     / X /
(3) Approve the GTECH Holdings Corporation 1996 Non-Employee Directors' Stock Option Plan.

         FOR                 AGAINST                   ABSTAIN

        / X /                 / X /                     / X /

(4) In their discretion on such other business as may properly come before the meeting.





                                        Change of Address and
                                        or Comments Mark Here   / X /

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

Dated: ________________________________________________________________, 1996

_____________________________________________________________________________
                         (Signature of Shareholder)

_____________________________________________________________________________
                    (Signature of Additional Shareholder)

VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.   / X /

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


- --------------------------------------------------------------------------------


                                     PROXY

                           GTECH HOLDINGS CORPORATION

               ANNUAL MEETING OF SHAREHOLDERS, SEPTEMBER 9, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints DENISE M. OGILVIE, BRENDAN J. RADIGAN and XIAOWEI WALDRON and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of GTECH HOLDINGS CORPORATION, held of record by the undersigned on August 5, 1996, at the Annual Meeting of Shareholders of GTECH Holdings Corporation to be held September 9, 1996, and at any adjournment thereof.

        The Board of Directors recommends a vote FOR Proposals Nos. 1, 2 and 3. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSALS NOS. 1, 2 AND 3 IF NO SPECIFICATION IS MADE.

                     (Continued and to be dated and signed on the reverse side)

                                GTECH HOLDINGS CORPORATION
                                P.O. BOX 11349
                                NEW YORK, N.Y. 10203-0349